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                                                                   Exhibit 10.20
                                   A-55, INC.
                            FUEL PURCHASE AGREEMENT

PARTIES
This fuel agreement is entered into between A-55, Inc. ("Seller") whose corporate address is 5270 Neil Road, Reno, NV 89502-6503 and Northeast Utilities ("Buyer") whose corporate address is 107 Selden Street, Berlin, CT 06037.


INTRODUCTION
Buyer is a Fortune 500 company and one of the 20 largest utility systems in the United States. Buyer is New England's leading utility, providing electricity to over 1.7 million customers. A commitment to environmental protection is consistent with Buyer's corporate mission. Buyer uses approximately 12 million bbl/year of residual fuel oil.

Seller has developed and markets A-55(R) Clean Fuels that are a direct replacement for residual fuel oil. A-55 Clean Fuels create less oxides of nitrogen and particulate pollution and are easier and safer to handle than residual fuel oil.

AGREEMENT
1. QUANTITY AND QUALITY - Buyer agrees to purchase and Seller agrees to provide an initial quantity of 15,000 bbl of A-55(R) Clean Fuels to be delivered on or about May 1, 1999 in accordance with Buyer's specifications which are attached as part of this agreement. At Buyer's discretion, Buyer will purchase and Seller agrees to provide an additional quantity of 10,000
     - 15,000 bbl of A-55(R) Clean Fuels under similar terms and conditions as those of the initial quantity. Buyer reserves the right to reject said deliveries should these specifications not be met.

2. DELIVERY - Seller will supply the initial quantity of 15,000 bbl of A-55(R) Clean Fuels to Buyer's Montville Station located in Montville, Connecticut and the additional quantity of 10,000 -15,000 bbl of A-55(R) Clean Fuels to Buyer's Middletown Station. All fuel deliveries will be delivered in a manner consistent with facility fuel delivery and storage procedures. All fuels deliveries to Buyer's facilities will be via barge. Seller will, whenever possible, utilize Buyer's barges for fuel deliveries. Seller maintains the right to nominate third party barges that Buyer may accept or deny at its discretion.

3. PRICE - Buyer agrees to purchase the initial quantities of A-55(R) Clean Fuels at a price * .

4. CALIBRATION - Seller agrees to supply additional technical data regarding the Collins Station burn as well as conduct burner tip calibrations at its Technical Facility located in Reno, NV to Buyer's satisfaction prior to the delivery of the initial quantities of fuel. All costs associated with data exchange and calibrations will be

* Material has been omitted pursuant to a request for confidential treatment; this material has been filed separately with the SEC.
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    borne solely by Seller and Seller agrees to allow Buyer-appointed representatives to observe burner tip calibrations.

5. ONGOING QUANTITIES - At Buyer's sole discretion, Buyer agrees to purchase and Seller agrees to supply on going volumes of A-55(R) Clean Fuels (up to 330,000 bbl/month) at a price * .

6. INSPECTION - An independent inspector will be mutually agreed upon by Buyer and Seller. Quality will be based upon vessel composite (top, middle & bottom) at a point and time of delivery. Inspector shall perform quantity measurements at time of barge loading. Bottoms shall be taken into account for billing purposes. The cost of inspection will be shared equally by Buyer and Seller. Inspector will invoice Buyer and Seller separately.

7.  PAYMENT TERMS - *

8. OPTIONAL DELIVERY TERMS - Buyer and Seller agree to mutually investigate the possibility of blending ongoing quantities of A-55(R) Clean Fuels at the Buyer's facility in a manner consistent with a procedural plan which must be agreed to by both parties in writing.

9. FORCE MAJEURE - No failure or omission in performance by either party shall be deemed a breach of this Agreement not create any liability for damages one party to the other to the extent caused by acts of war (declared or undeclared), revolution or riot; acts (including inaction) of governmental or military authority, accidents of navigation, loss of fuel oil due to sinking or to governmental taking of vessels; accidents to or closing of harbors, docks or other aids to or adjuncts of shipping or navigation; strikes, lockouts, or other labor disturbances; mechanical failure or stoppage of equipment at Buyer's facility which prevents the use of No. 6 residual fuel oil as boiler fuel, but only in the proportion that each such facility's fuel oil requirement bears to the total contract requirements; or any other similar or dissimilar cause beyond the reasonable control of the party so affected which prevents or restricts performance; provided however, that commercial impracticability shall not be considered an event of force majeure. Should any of the foregoing events occur, the party affected thereby shall promptly notify the other in writing as to the estimated effects thereof and shall use its best efforts to eliminate such cause affecting its future performance.

10. WARRANTY - Seller warrants good title to all products sold under this Agreement. Seller warrants that all products sold under this Agreement conform to the specifications set forth herein. Seller warrants that the products sold under this Agreement shall be free from all previously incurred taxes, liens, claims or other charges.

* Material has been omitted pursuant to a request for confidential treatment; this material has been filed separately with the SEC.
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11. TITLE/RISK OF LOSS - Title and risk of loss with respect to the product shall pass from seller to buyer at the time the product passes Buyer's outboard flange at the delivery point which for purposes of this agreement will be the Buyer's barge, or other mutually designated barge. Buyer and Seller shall exercise due care and comply fully with all applicable statues, rules, regulations, orders, and directives of any governmental authority, federal, state or local relating thereto in the delivery of the fuel.

12. INSURANCE - Seller agrees to obtain and maintain during the term of this agreement sufficient insurance to protect buyer from all damage and harm related to Seller's performance under this agreement, including but not limited to Worker's Compensation Insurance, General Liability or Commercial Liability Insurance, Vehicle Insurance, Maritime Insurance, and Environmental Liability Insurance consistent with the amounts required under OPA 90 et. seq. Furthermore, Seller shall ensure that such insurance coverages are sufficient to comply with the indemnifications contained in the INDEMNIFICATION AND LIMITATION OF LIABILITY clause of this Agreement.

13. INDEMNIFICATION AND LIMITATION OF LIABILITY - Seller agrees to protect, defend and hold harmless Buyer, its parent, affiliates, subsidiaries, officers, directors and employees against any liabilities whatsoever (including court costs and attorney's fees related to any claim, pretrial, trial or appellate proceeding), resulting from or in connection with the negligent performance, nonperformance, or delay in performance of Seller's obligations under this Agreement by Seller, its employees or subcontractors.

    Buyer agrees to protect, defend and hold harmless Seller, its parent, affiliates, subsidiaries, officers, directors and employees against any liabilities whatsoever (including court costs and attorney's fees related to any claim, pretrial, trial or appellate proceeding), resulting from or in connection with the negligent performance, nonperformance, or delay in performance of Buyer's obligations under this agreement by Buyer, its employees or subcontractors.

    Neither Buyer nor Seller shall have any liability to the other for any special or consequential damages arising out of a failure in their respective performance hereunder.

14. NOTICES - Any notices or communications to be given under this Agreement shall be in writing and shall be deemed duly given or made if sent by facsimile, telex, delivered by hand, or if sent by mail, upon deposit by mail with all postage fully paid.

15. STRICT PERFORMANCE - Failure of either party to insist in any one instance or more upon strict performance of any of the terms or conditions of this Agreement, or to exercise any right or privilege herein conferred, shall not be construed as a waiver

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    of such terms, conditions, rights or privileges, but the said Agreement shall continue and remain in full force and effect.

16. LAW - This Agreement shall be governed by the laws of the State of Connecticut and any litigation in connection with this contract shall be brought in a court of competent jurisdiction in the State of Connecticut.

17. CONFIDENTIALITY - Except to the extent that disclosure of information contained in this Agreement is required by law or governing regulatory authority, the contents of this Agreement shall remain confidential and shall not be disclosed or released by either party without written consent of the other party.

18. TRANSFER - It is understood that Seller may transfer this agreement to a third party with Buyer's written consent.

This agreement is entered into on this 3rd day of February, 1999.


Seller                                      Buyer


/s/ PETER W. GUNNERMAN                      /s/ JODY TENBROCK
--------------------------                  --------------------------
Peter W. Gunnerman                          Jody TenBrock
President, Business Development Division    Manager - Fuels
A-55, Inc.                                  Northeast Utilities Systems
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                      NORTHEAST UTILITIES SERVICE COMPANY
                                      AND
                                   A-55, INC.

                      * RESIDUAL FUEL OIL SPECIFICATIONS


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*  Material has been omitted pursuant to a request for confidential treatment; this material has been filed separately with the SEC.